Exhibit 99.2

Press Release	Source: Cornell Companies, Inc.

Cornell Companies, Inc. Completes Refinancing

2004-06-24 17:00 ET—News Release

HOUSTON, June 24 /PRNewswire-FirstCall/—Cornell Companies, Inc. announced today that it has entered into a new four-year $60 million senior secured credit facility. The new four-year $60 million senior secured credit facility replaces the Company's existing $45 million senior credit and synthetic lease facilities, both with maturities of July 2005. In addition to being expandable to $100 million, the new facility favorably modifies loan covenants, including lifting restrictions on cash and allows the Company increased flexibility to repurchase stock, subject to certain limitations.

J.P. Morgan Securities Inc. was lead arranger. Other banks participating in the syndicate include Bank of America, Comerica Bank, SouthTrust Bank and US Bank. This facility will be available for general corporate purposes, which may include acquisitions.

This transaction combined with the net proceeds from the previously announced private placement of notes, is intended to fund the development stage of projects the Company announced in 2003. Once these projects are completed and operating at full capacity, they are expected to generate approximately $102 million in annual revenue.

"We have a total of eight projects in development, as well as a very full plate of new projects to consider, that will drive additional growth into 2005 and beyond. With the recent completion of financing activities, we believe we have the longer-term financing in place that provides us the flexibility to capitalize on attractive opportunities," said Harry J. Phillips Jr., Cornell's chairman and chief executive officer.

The Company has entered into a swap transaction with respect to 75% of the aggregate principal amount of the notes, which will lower the interest rate to a current 7.44% on that portion of the notes. More importantly, the swap transaction allows Cornell to reduce its interest cost during the construction and ramp-up periods before its projects begin to contribute to earnings and cash flow. The interest rate will be reset at six-month intervals.

Cornell incurred a charge to retire the synthetic lease obligations and a non-cash charge to write off previously deferred debt issuance costs. Combined, these charges totaled approximately $2.5 million pretax or approximately $0.11 earnings per share. These charges will be recorded in the second quarter ending June 30, 2004. Additional net interest expense is expected to be incurred in the amount of approximately $3.8 million in 2004 or approximately $0.17 earnings per share.

"While the financings will result in some short-term dilution, the long- term shareholder value that will be created is truly meaningful. Additionally, Cornell has demonstrated ongoing access to capital markets and we now have improved visibility with a new universe of investors. This will provide us with an additional funding source to undertake future large development projects. Because demand for our services to relieve capacity pressures shows no sign of abating, we are confident that we will continue to pursue and win attractive projects," Phillips added.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) the outcome of the pending SEC investigation of Cornell, (3) Cornell's ability to win new contracts and to execute its growth strategy, (4) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (5) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (6) Cornell's ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (7) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (8) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (9) Cornell's ability to negotiate a contract amendment with the BOP related to the Moshannon Valley Correctional Center and Cornell's ability to resume construction of that facility, (10) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (11) the availability of financing on terms that are favorable to Cornell, and (12) fluctuations in operating results because of occupancy, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com/ <http://www.cornellcompanies.com/>) has 65 facilities in 14 states and the District of Columbia and 5 facilities under development or construction, including a facility in one additional state. Cornell has a total service capacity of 16,644, including capacity for 2,726 individuals that will be available upon completion of facilities under development or construction.